AMENDMENT TO

SUB-ADVISORY AGREEMENT

FRANKLIN TEMPLETON ETF TRUST

On behalf of

FRANKLIN INVESTMENT GRADE CORPORATE ETF

This Amendment, effective as of December 9, 2024, is to the Sub-Advisory Agreement (the “Agreement”) effective as of April 18, 2016, by and between FRANKLIN ADVISERS, INC., a California corporation (“FAV”), and FRANKLIN TEMPLETON INSTITUTIONAL, LLC, a

Delaware limited liability company (“FT Institutional”).

WITNESSETH:

WHEREAS, FAV has retained FT Institutional to furnish certain investment advisory services to Franklin Investment Grade Corporate ETF, a series of Franklin Templeton ETF Trust (the “Trust”), as set forth in the Agreement;

WHEREAS, both FAV and FT Institutional wish to amend Paragraph 3.(a) of the Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, approved the following amendment at a meeting called for such purpose on December 5, 2024.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that Paragraph 3.(a) of the Agreement is removed and replaced with the following:

FAV shall pay to FT Institutional a monthly fee in U.S. dollars equal to 80% of the net investment advisory fee payable by the Fund to FAV (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FT Institutional during the preceding month.

For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to FAV shall equal (i) 96% of an amount equal to the total investment management fees payable to FAV, minus any Fund fees and/or expenses paid, waived or reimbursed by FAV, including as part of the Fund’s unitary management fee structure pursuant to the investment management agreement between FAV and the Trust, on behalf of the Fund, minus (ii) any fees payable by FAV to Franklin Templeton Services, LLC for fund administrative services.

The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of December 17, 2024.

[Signature Page Follows]

FRANKLIN ADVISERS, INC.

By: /s/ Patrick O’Connor

Name: Patrick O’Connor

Title: President and Chief Investment Officer

FRANKLIN TEMPLETON INSTITUTIONAL, LLC

By: /s/ Thomas Merchant

Name: Thomas C. Merchant

Title: Chief Legal Officer